Exhibit 7.9

JOINDER TO VOTING AND SUPPORT AGREEMENT

This JOINDER TO VOTING AND SUPPORT AGREEMENT is dated as of September 14, 2023 (this “Joinder”), by the Charles Henry Rose 2001 Trust, a Texas trust (the “Joining Holder”), in connection with that certain Voting and Support Agreement, dated as of July 28, 2023 (the “Voting and Support Agreement”), by and among William E. Rose, Evelyn P. Rose, Evelyn P. Rose Fidelity SEP IRA, Evelyn Potter Rose Survivor’s Trust, Charles Henry Rose 2001 Trust, John William Rose 2002 Trust, Charles E. Gale, Charles E. Gale Fidelity Rollover IRA, Montrose Investments I, L.P. and Montrose Investments GP, LLC (each a “Holder” and collectively the “Holders”), each stockholders of Reata Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Biogen Inc., a Delaware corporation (“Parent”), and River Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Voting and Support Agreement.

WHEREAS, pursuant to Section 2.1 of the Voting and Support Agreement, the Holders generally may not Transfer the Subject Shares, except to Affiliates or Permitted Transferees who agree in writing to assume the Holders’ obligations under the Voting and Support Agreement and to be bound by the terms and conditions of the Voting and Support Agreement;

WHEREAS, the Evelyn Potter Rose Survivor’s Trust (the “Transferring Holder”) desires to Transfer 29,000 of the Subject Shares (such Subject Shares, the “Transferred Shares”) to the Joining Holder as a charitable donation;

WHEREAS, the Joining Holder, as an Affiliate and Permitted Transferee of the Transferring Holder, desires to enter into this Joinder to assume the Transferring Holder’s obligations under the Voting and Support Agreement and to be bound by the terms and conditions of the Voting and Support Agreement; and

WHEREAS, Parent desires to bind the Joining Holder to the terms, conditions and provisions of this Joinder and the Voting and Support Agreement.

NOW, THEREFORE, in consideration of the foregoing as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Joining Holder hereby acknowledges and agrees as follows:

(a) such Joining Holder represents and warrants that such Joining Holder is an Affiliate and Permitted Transferee;

(b) by such Joining Holder’s execution of this Joinder, such Joining Holder joins the Voting and Support Agreement as a party thereto as if an original signatory thereto in the same capacity as the Holders thereunder with respect to the Transferred Shares, and the execution of a signature page hereto constitutes the execution by such Joining Holder of a counterpart signature page to the Voting and Support Agreement with respect to the Transferred Shares;

(c) such Joining Holder hereby assumes and accepts all the same rights, duties, covenants and obligations of and makes all representations and warranties made by the Holders under the Voting and Support Agreement with respect to the Transferred Shares;

(d) such Joining Holder agrees to be bound by and to comply with all of the terms, conditions and provisions of the Voting and Support Agreement applicable to the Holders with respect to the Transferred Shares as if such Joining Holder were an original signatory to the Voting and Support Agreement;

(e) this Joinder inures to the benefit of Parent; Parent is an express third-party beneficiary of this Joinder; and Parent may enforce the terms, conditions and provisions of this Joinder and the Voting and Support Agreement against the Joining Holder in any and all respects;

(f) notwithstanding anything to the contrary in Sections 6.6 and 6.8 of the Voting and Support Agreement, no amendment or waiver of this Joinder or the Voting and Support Agreement shall be effective without the prior written consent of Parent;

(g) subject to clauses (e) and (f) above, this Joinder shall be governed by the terms of Article VI of the Voting and Support Agreement, other than Section 6.14 of the Voting and Support Agreement, mutatis mutandis; and

(h) this Joinder, the Voting and Support Agreement, the Merger Agreement, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Joining Holder has executed this Joinder effective as of the date first set forth above.

CHARLES HENRY ROSE 2001 TRUST

By:	/s/ William E. Rose
Name:	William E. Rose
Title:	Co-Trustee

Address: 4215 West Lovers Lane, Suite 200,
Dallas, Texas 75209

[Signature Page to Joinder to Voting and Support Agreement]